                    SETTLEMENT AGREEMENT AND GENERAL RELEASE

         This Settlement Agreement and General Release (hereinafter referred to as the "Agreement") is made as of February 7, 2000 by and between Kenneth R. Leibler and Liberty Financial Companies, Inc.

         In this Agreement, "Leibler" refers to Kenneth R. Leibler; "Company" refers to Liberty Financial Companies, Inc., its subsidiaries and affiliates, as well as their current and former officers, directors, agents and employees in such capacities. For purposes of Paragraphs 8 through 22, inclusive, of this Agreement, the term Company shall also include Liberty Mutual Insurance Company and Liberty Mutual Fire Insurance Company, their subsidiaries and affiliates, as well as their current and former officers, directors, agents and employees in such capacities.

         WHEREAS, Leibler served as an employee-at-will of the Company in the position of President and Chief Executive Officer and also served as a Director until his resignation, which was effective on January 13, 2000; and

         WHEREAS, the parties have mutually agreed to resolve any and all disagreements arising out of such employment relationship and the termination of Leibler's employment and his resignation as Director;

         NOW, THEREFORE, in consideration of the mutual covenants to be performed by each of the parties hereto, and set forth in their entirety herein, the parties to this Agreement agree as follows:

         1.The Company shall pay Leibler salary and benefits accrued through January 13, 2000, including payment for any accrued but unused vacation, personal or other flexible time off program. The Company shall also reimburse Leibler for expenses incurred by him in the ordinary course of his employment prior to January 13, 2000.

         2.Leibler is no longer an employee of the Company and therefore not eligible to receive any payment of any bonus, salary or benefit of whatever nature or amount, other than as provided in Paragraph 1 or elsewhere in this Agreement. The Company agrees to pay Leibler separation payments in the aggregate amount of $3,480,000, less all applicable withholdings for state and federal income taxes and payroll taxes, which shall be paid as follows: (a) $1,200,000 after expiration of the time periods described in Paragraphs 18 and 19, but in no event later than March 1, 2000; (b) $1,140,000 over a period of 18 months in accordance with the Company's regular payroll schedule of two payments per month, commencing February 15, 2000, resulting in 36 payments in the gross amount of $31,666.67, and (c) $1,140,000 on August 15, 2001. The Company shall not be obligated to fund benefits of any nature or in any amount for Leibler during this period such as 401(k) matches, health plans, or retirement plans after January 13, 2000, except as expressly provided herein.

         3.The Company shall make all payments to health plans, dental plans and vision plans pursuant to the COBRA benefit selected by Leibler for a period of eighteen months from January 13, 2000. The Company will pay for the current plans and coverage selection elected by Leibler. The Company shall also continue to pay for Leibler's financial planning and tax preparation service from AYCO for calendar year 2000, including preparation of Leibler's 1999 and 2000 income tax filings. Payments for the foregoing benefits shall be made on the same

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basis as during Leibler's tenure as an employee of the Company, and the Company accordingly shall (a) gross up the payments for the AYCO benefit to eliminate any after tax cost to Leibler, and (b) deduct Leibler's contribution to the benefits described in the first sentence of this paragraph (calculated as if he had remained an employee) from the payments described in Paragraph 2(b) above. The Company shall also continue to pay the premium on Leibler's two $1 million term life insurance policies until the earlier of one year from the date of this Agreement or the commencement by Leibler of full-time employment (other than self-employment). Leibler shall be obligated to inform the Company promptly of his commencement of full- time employment (other than self-employment).

         4.Leibler may exercise, through April 12, 2000, any vested stock options pursuant to the Company's 1990 Stock Option Plan and 1995 Stock Incentive Plan in accordance with the provisions of the award grants and the underlying plans. Leibler shall only be entitled to exercise such options or other rights as are vested as of January 13, 2000 pursuant to the terms of the plans and grants. Notwithstanding the foregoing, the Company and Leibler agree that the vested stock options granted to Leibler in 1995 and 1996 are hereby cancelled. Any unvested options and restricted stock or other grants as of January 13, 2000 shall be forfeited.

         5.The Company shall provide Leibler, at the Company's expense, with senior executive outplacement assistance by a firm of his choice, subject to the reasonable approval of the Company, such service to run until the date Leibler commences full-time employment or permanent full-time self-employment. Leibler shall be obligated to inform the Company promptly of his commencement of full-time employment or permanent full-time self-employment.

         6.Leibler shall be entitled to payment, distribution, or other appropriate treatment of Leibler's vested or accrued benefits as of January 13, 2000 under all of the Company's benefit plans in which Leibler participated prior to January 13, 2000 (including, without limitation, as applicable, the Company's Savings and Investment Plan, Pension Plan, Supplemental Savings Plan and Supplemental Pension Plan) in accordance with the applicable terms and conditions of such benefit plans.

         7.Leibler acknowledges and agrees that the aforesaid payments and agreements are made by the Company in consideration for the promises made by Leibler in this Agreement. Leibler further acknowledges and agrees that he is not otherwise entitled to receive said monies under any Company benefit plan, policy or procedure, or otherwise. The Company's payment of these amounts shall not restore Leibler's employment status or any of his Company employment benefits.

         8.Leibler states that he has not previously filed or joined in any complaints, charges or lawsuits against the Company before any governmental agency or court of law. Leibler further represents that he has not given or sold any portion of any claim discussed in this Agreement to anyone else.

         9.Leibler agrees to release, and hereby releases, the Company from all claims or demands of whatever nature which Leibler currently may have based on his employment with the Company, his service as Director, or his separation from that employment or resignation as Director, whether known or unknown, and whether asserted or not. This includes a release of any rights or claims Leibler may have under the Age Discrimination in Employment Act and the Older Worker Benefit Protection Act, which prohibit age discrimination in employment; Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, which prohibit discrimination in employment based on race, sex, color, national origin, or religion; the Americans With Disabilities Act, which prohibits discrimination against persons with disabilities; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; any claims under the Employee Retirement Income Security Act, which regulates the


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administration of retirement and other employee benefit plans; any state law relating to employment benefits; the Massachusetts Law Against Discrimination, codified at Section 151B et seq. of Massachusetts General Laws; any Company management incentive plan, stock option plan, phantom or restricted stock plan or other equity or benefit plan, Short-Term Disability or Long-Term Disability Plans, except as provided elsewhere in this Agreement; and any other federal, state or local statutory or common law claims affecting or relating to the claims or rights of employees. This release also includes a release by Leibler of any claims for wrongful discharge, breach of implied or express contract or claims that the Company has dealt with Leibler unfairly or in bad faith.

           This does not include a release of (a) any claims Leibler may have in the future for breach by the Company of its obligations under this Agreement, or
(b) any rights Leibler may have to indemnification or under any directors and officers liability insurance policy for claims arising from his service as a director or officer of the Company or as fiduciary of any Company benefit plan under applicable law and/or the charter documents of the Company or other applicable documents.

         10. The Company agrees to release, and hereby releases, Leibler and his executors, administrators, successors and assigns, from all claims or demands of whatever nature which the Company currently may have based on Leibler's employment with the Company or his service as a Director, whether known or unknown, and whether asserted or not. This release does not include a release of any claims the Company may have in the future for breach by Leibler of his obligations under this Agreement.

         11. Leibler promises never to file, join or participate in any capacity in a complaint, charge or lawsuit asserting any claims that are released in Paragraph 9, provided, however, that the foregoing shall not apply to class actions if Leibler opts out at the first opportunity provided. Leibler further agrees not to voluntarily encourage or voluntarily offer any information to any individual or entity or otherwise participate in the pursuit of any potential or actual complaints, charges or lawsuits against the Company, including but not limited to any and all complaints or lawsuits alleging employment discrimination or wrongful discharge, arising or based upon facts or circumstances during Leibler's active tenure at the Company. However, this provision shall not interfere with Leibler's ability to communicate with public agencies if required to do so under applicable law or legal process. If Leibler is so required under applicable law or legal process, he shall provide prompt written notice to the Company prior to compliance with such request, such written notice to include a copy of any court or administrative order or other notice or document received by Leibler together with all enclosures or attachments thereto.

         12. The Company makes this Agreement to avoid the cost of defending against any possible legal and/or administrative action of any nature whatsoever. By making this Agreement, the Company does not admit that it has violated any federal, state, or local law, rule or regulation or that any action taken with respect to Leibler was wrongful or unlawful or that the Company breached any of its policies or procedures. The parties agree that this Agreement may not be used as evidence in any subsequent proceeding of any kind except one in which either of the parties or Company alleges a breach of this Agreement or one in which any of the parties or Company elects to use the Agreement as a defense to any claim.

         13. Except to comply with legal process, Leibler agrees to keep the terms, amount and fact of this Agreement completely confidential and that he will not disclose any information concerning this Agreement to anyone other than his immediate family, attorney and financial and tax advisors, and shall be responsible for any breach by them of this non-disclosure provision. The Company likewise agrees to keep the terms, amount and fact of this Agreement completely confidential and, except as required by law, will not disclose any information concerning this Agreement other than to its employees on a need-to-know basis, and to its legal, accounting and tax advisors, and shall be responsible for any breach by them of this non-disclosure provision. The agreements of the parties in this paragraph shall be of no further force and effect if and when this Agreement is disclosed publicly by the Company pursuant to the disclosure requirements of the federal securities laws.

         14. Leibler acknowledges that he had access to proprietary and/or confidential information regarding the Company's customers, employees, and business during his employment with the Company. Leibler acknowledges and agrees that all such proprietary and/or confidential information, including but not limited to documents, computer software, electronic information or copies thereof, is and shall remain the property of the Company. Leibler warrants and represents that he has returned to the Company any originals and/or copies of all such proprietary and/or confidential information whether in written or electronic form. Furthermore, Leibler acknowledges and reaffirms his continuing obligation to preserve as confidential all such information obtained by him during, or by reason of, his employment with the Company and agrees that it will not be disclosed by him to any person, firm or corporation or otherwise utilized by him, except as may be required by law or legal process. If Leibler is so required under applicable law or legal process, he shall provide prompt written notice to the Company prior to the compliance with such request, such written notice to include a copy of any court or administrative order or other notice or document received by Leibler together with all enclosures or attachments thereto.

         15. Leibler covenants that he will not, with any reasonable expectation of public disclosure, intentionally make any disparaging comment, statement or communication of any kind, whether written or oral, about the Company or any affiliated companies or any officer, director, agent, successor or assign in such capacity, and that he shall refrain from making any harassing or disparaging statement concerning the Company or the above entities or persons in any public forum including, but not limited to, any interview, lecture, news conference or other public audience or any form of media including, but not limited to, radio, television, newspapers, magazines, the internet, or any private forum where a fee or gratuity of any kind is being paid or make any disclosure that is reasonably intended to become a public communication.

                  For purposes of this Paragraph 15 and the following Paragraph 16, disparaging and/or harassing conduct, comment, statement or communications includes, but is not limited to, any conduct, comment, statement or communication that discredits, belittles, defames or is untrue or misleading and is made to negatively influence, tends to negatively influence or negatively influences or prejudices the reputation, business or image of the other party or any affiliated companies or any current or former officer, director, agent, successor or assign.

         16. The Company covenants that it will not, with any reasonable expectation of public disclosure, intentionally make any disparaging comment, statement or communication of any kind, whether written or oral, about Leibler or any successor or assign in such capacity, and that it shall refrain from making any harassing or disparaging statement concerning Leibler or the above persons in any public forum including, but not limited to, any interview, lecture, news conference or other public audience or any form of media including, but not limited to, radio, television, newspapers, magazines, the internet, or any private forum where a fee or gratuity of any kind is being paid or make any disclosure that is reasonably intended to become a public communication.

         17. The prevailing party in any lawsuit or other action or proceeding for breach of this Agreement shall be entitled to be paid by the other party, in addition to any costs and disbursements provided by law, reasonable attorneys fees and other expenses of litigation if deemed appropriate by the court or other forum of such action or proceeding.


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

                  The parties further agree that, if they file or join in a complaint, charge, or lawsuit based on claims which it is finally determined that such party has released (other than a class action from which a party opts out at the first opportunity provided), such party will pay for all costs incurred by the other party, any related companies or the directors or employees of any of them, including reasonable attorneys fees, incurred in defending against such a released claim.

         18. Leibler was first provided with this Agreement on January 26, 2000. Leibler will be afforded at least 21 days from that date to consider the meaning and effect of this Agreement. Leibler acknowledges that he has had the opportunity to consult with an attorney. Leibler agrees that any modification, material or otherwise, to this Agreement does not restart or affect in any manner the original 21 day consideration period for this separation proposal made to Leibler.

         19. Leibler may revoke this Agreement for a period of seven (7) days following the day Leibler executes this Agreement. Any revocation within this period must be submitted in writing, to Frank Faggiano, Senior Vice President, Human Resources of the Company and state, "I hereby revoke my acceptance of the Settlement Agreement and General Release dated February 7, 2000." The revocation must be personally delivered to Mr. Faggiano, or his designee, or mailed to Frank Faggiano, Senior Vice President, Human Resources, Liberty Financial Companies, Inc., Federal Reserve Plaza, 600 Atlantic Avenue, Boston, MA 02210-2214, and postmarked within seven (7) days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Massachusetts, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

         20. Leibler acknowledges that he has had the opportunity to consult with an attorney before signing this Agreement and that he understood that it was his decision whether or not to do so. Leibler agrees that the Company shall not be required to pay any of his attorneys' fees in this or any related matter or lawsuit, now or later, except as provided in Paragraph 17, and that the payments provided for this Agreement are in complete settlement of all matters between Leibler and the Company, including but not limited to attorneys fees and costs. This Agreement shall be interpreted in accordance with the laws of the Commonwealth of Massachusetts.

         21. All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given when actually received. Notices for the Company shall be sent to:

                  Liberty Financial Companies, Inc.
                  600 Atlantic Avenue
                  Boston, Massachusetts  02210-2214
                  Attention:  Robert A. Licht, General Counsel
                  Fax: 617-742-7338

Notices to Leibler shall be sent to:

                  Kenneth R. Leibler
                  386 Commonwealth Ave
                  Newton, MA  02467
                  Fax:  617-558-0397

The Company and Leibler shall be obligated to notify the other party of any change in address, which shall be effective when made in accordance with this Paragraph.


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         22. This is the whole Agreement between Leibler and the Company. Other than as stated herein, the parties acknowledge that no promise or inducement has been offered for this Agreement and that this Agreement is executed without reliance on any statement of the parties or their representatives. If any portion of this Agreement is found to be unenforceable, then both Leibler and the Company desire that all other portions that can be separated from it or appropriately limited in scope shall remain fully valid and enforceable.

         Executed this 7th day of February, 2000.

                                    /s/Kenneth R. Leibler
                                    ------------------------------------
                                    Kenneth R. Leibler

Subscribed and sworn to by the above-named individual before the undersigned notary this 7th day of February, 2000.

         SEAL:                      /s/Cindy M. Leal
                                    ------------------------------------
                                         Notary Public
                                         My Commission Expires: October 21, 2005

         Executed this 7th day of February, 2000.

                                 Liberty Financial Companies, Inc.

                                    By /s/Gary L. Countryman
                                    --------------------------------------
                                        Gary L. Countryman, President and
                                                  Chief Executive Officer


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